EXHIBIT 99

PRESS RELEASE DATED JULY 23, 2014

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
SECOND QUARTER 2014 RESULTS

NOTABLE ITEMS INCLUDE:

•	EARNINGS PER SHARE INCREASED 10% FROM THE LINKED QUARTER AND 38% OVER THE COMPARABLE QUARTER OF 2013

•	LOANS INCREASED 3.9% IN THE QUARTER TO $1.57 BILLION OR 58.5% OF TOTAL ASSETS

•	ASSET QUALITY REMAINED STRONG AS NONPERFORMING ASSETS TO TOTAL ASSETS DECREASED TO 0.63%

•	CASH DIVIDEND INCREASED 16.7% TO $0.07 PER COMMON SHARE AND DECLARED PAYABLE AUGUST 20, 2014, TO STOCKHOLDERS OF RECORD AS OF AUGUST 6, 2014

•	COMMON SHARE REPURCHASE CONTINUES WITH OVER 2.8 MILLION SHARES ACQUIRED IN THE QUARTER

WOODBRIDGE, NEW JERSEY, JULY 23, 2014....NORTHFIELD BANCORP, INC. (NasdqGS:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.11 and $0.21 for the quarter and six months ended June 30, 2014, compared to diluted earnings per common share of $0.08 and $0.16 for the quarter and six months ended June 30, 2013.
Chairman and Chief Executive Officer John W. Alexander, commenting on the quarter, stated, “We experienced strong loan growth in the quarter and are moving forward with our stated goal of changing the mix of assets in which we invest. Competition for loans remains strong and this continues to place downward pressure on loan yields and thus net interest margins.”

Continuing, Mr. Alexander noted, “During the quarter we announced an expansion of our stock repurchase plans bringing the total shares authorized for repurchase to approximately 8.3 million. Through the second quarter we have repurchased approximately 5.9 million shares and have reduced capital to 24.1% of total assets.”

“As part of our capital deployment,” Mr. Alexander continued, “I am pleased to announce that the Board of Directors has increased the quarterly cash dividend 16.7% to $0.07 per common share. This declared dividend will be payable on August 20, 2014, to stockholders of record as of August 6, 2014.”

Financial Condition
Total assets decreased $12.9 million, or 0.5%, to $2.69 billion at June 30, 2014, from $2.70 billion at December 31, 2013 as a result of the Company's repurchase of common stock.  The decrease was primarily attributable to decreased securities available-for-sale of $79.8 million and cash and cash equivalents of $25.5 million, partially offset by increases in net loans held-for-investment of $84.0 million, bank owned life insurance of $2.0 million, and FHLB stock of $1.7 million.

Total loans held-for-investment, net, increased $84.0 million to $1.57 billion at June 30, 2014, as compared to $1.49 billion at December 31, 2013.

Originated loans held-for-investment, net, totaled $1.45 billion at June 30, 2014, as compared to $1.35 billion at December 31, 2013.  The increase was primarily due to an increase in multifamily real estate loans of $62.9 million, or 7.2%, to $933.8 million at June 30, 2014, from $871.0 million at December 31, 2013.  In the current economic environment, management is primarily focused on originating multifamily real estate and home equity loans, with less emphasis on other loan types.  The following table details our multifamily real estate originations for the six months ended June 30, 2014 (dollars in thousands):

Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$116,746	3.65%	64%	78	V	20 to 30 Years
2,107	5.14%	43%	180	F	15 Years
$118,853	3.68%	63%
Purchased credit-impaired (PCI) loans, primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation, totaled $49.5 million at June 30, 2014, as compared to $59.5 million at December 31, 2013.  The Company accreted interest income of $2.5 million for the six months ended June 30, 2014, compared to $3.0 million for the six months ended June 30, 2013.

The Company’s securities available-for-sale portfolio totaled $857.3 million at June 30, 2014, compared to $937.1 million at December 31, 2013.  At June 30, 2014, $778.6 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.  The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.”  The private label securities had an amortized cost and an estimated fair value of $1.7 million at June 30, 2014.  In addition to the above mortgage-backed securities, the Company held $76.4 million in corporate bonds which were all rated investment grade at June 30, 2014, and $647,000 of equity investments in money market mutual funds.

Interest-bearing deposits in other financial institutions totaled $24.0 million at June 30, 2014, as compared to $45.9 million at December 31, 2013.

Total liabilities increased $54.4 million, or 2.7%, to $2.04 billion at June 30, 2014, from $1.99 billion at December 31, 2013.  The increase was primarily attributable to increased borrowings of $39.0 million, securities sold under agreements to repurchase of $25.0 million, and advancements by borrowers for taxes and insurance of $1.4 million, partially offset by decreased deposits of $11.7 million.

Deposits decreased $11.7 million to $1.48 billion at June 30, 2014, as compared to $1.49 billion at December 31, 2013. The decrease was attributable to decreases of $22.6 million in certificates of deposit accounts and $2.5 million in transaction accounts, partially offset by increases of $13.7 million in money market demand accounts.  The decline in deposits resulted, in part, from the Company’s decision not to compete for higher cost time deposits during the period.

Borrowings and securities sold under agreements to repurchase increased by $64.0 million, or 13.6%, to $534.3 million at June 30, 2014, from $470.3 million at December 31, 2013.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year (dollars in thousands):

Year	Amount	Weighted Avg. Rate
2014	$113,668	1.17%
2015	127,363	2.39%
2016	108,910	2.18%
2017	80,003	1.40%
2018	87,715	1.67%
2019	13,502	1.88%
	$531,161	1.81%

Total stockholders’ equity decreased by $67.3 million to $648.8 million at June 30, 2014, from $716.1 million at December 31, 2013.  This decrease was primarily attributable to stock repurchases of $75.1 million and dividend payments of $6.6 million. These decreases were partially offset by net income of $10.7 million for the six months ended June 30, 2014, and a decrease of $2.9 million in accumulated other comprehensive loss as a result of a decrease in the interest rate environment from December 31, 2013.
Asset Quality

The following table details total non-accruing loans, total non-performing loans, total non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at June 30, 2014 and December 31, 2013 (dollars in thousands):

	June 30,	December 31,
	2014	2013
Non-accruing loans:
Held-for-investment	$4,932	$6,649
Held-for-sale	471	471
Non-accruing loans subject to restructuring agreements:
Held-for-investment	10,382	10,651
Total non-accruing loans	15,785	17,771
Loans 90 days or more past due and still accruing:
Held-for-investment	605	32
Total non-performing loans	16,390	17,803
Other real estate owned	640	634
Total non-performing assets	$17,030	$18,437
Non-performing loans to total loans	1.04%	1.19%
Non-performing assets to total assets	0.63%	0.68%
Loans subject to restructuring agreements and still accruing	$24,292	$26,190
Accruing loans 30 to 89 days delinquent	$13,307	$13,331

Total Non-Accruing Loans

Total non-accruing loans decreased $2.0 million to $15.8 million at June 30, 2014, from $17.8 million at December 31, 2013.  The following table details the decrease (dollars in thousands):

At or for the Six Months Ended
June 30, 2014
Balance at beginning of period	$17,771
Additions	1,263
Sales of held-for-investment loans	(1,467)
Pay-offs and principal pay-downs	(227)
Returned to accrual status	(1,415)
Charge-offs	(140)
Balance at end of period	$15,785

Loans Subject to Troubled Debt Restructuring (TDR) Agreements

Included in non-accruing loans are loans subject to TDR agreements totaling $10.4 million and $10.7 million at June 30, 2014, and December 31, 2013, respectively.  At June 30, 2014, $9.8 million, or 94.2% of the $10.4 million were not performing in accordance with their restructured terms, as compared to $7.5 million, or 70.4%, at December 31, 2013.  Three separate relationships account for the $9.8 million of loans not performing in accordance with their restructured terms at June 30, 2014, of which one relationship is made up of several loans totaling $7.4 million collateralized by real estate, with an aggregate appraised value of $9.5 million as of November 2013.
The Company also holds loans subject to restructuring agreements that are on accrual status, totaling $24.3 million and $26.2 million at June 30, 2014, and December 31, 2013, respectively.  At June 30, 2014, loans totaling $1.3 million, or 5.4% of the $24.3 million were not performing in accordance with the restructured terms, as compared to $3.6 million, or 13.7% of $26.2 million at December 31, 2013.  These loans were less than 90 days delinquent at June 30, 2014.
Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned

Loans 90 days or more past due and still accruing increased $573,000 to $605,000 at June 30, 2014, from $32,000 at December 31, 2013.  The increase primarily relates to several residential loans that are considered well secured and in the process of collection.

Other real estate owned was $640,000 and $634,000 at June 30, 2014, and December 31, 2013, respectively.
Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $13.3 million at June 30, 2014, and December 31, 2013. The following table sets forth delinquencies for accruing loans by type and by amount at June 30, 2014 and December 31, 2013 (dollars in thousands).

	June 30, 2014	December 31, 2013
Real estate loans:
Commercial	$4,176	$4,274
One-to-four family residential	5,748	5,644
Multifamily	2,773	2,483
Home equity and lines of credit	425	94
Commercial and industrial loans	185	815
Other loans	—	21
Total delinquent accruing loans	$13,307	$13,331

PCI Loans (Held-for-Investment)

At June 30, 2014, based on recorded contractual principal, 4.2% of PCI loans were past due 30 to 89 days, and 22.7% were past due 90 days or more, as compared to 6.6% and 14.9%, respectively, at December 31, 2013.  The increase in the percentage of delinquencies resulted primarily from declining PCI principal balances of $9.9 million to $49.5 million at June 30, 2014, from December 31, 2013.

Results of Operations
Comparison of Operating Results for the Three Months Ended June 30, 2014 and 2013

Net income was $5.4 million and $4.3 million for the quarters ended June 30, 2014, and 2013, respectively.  Significant variances from the comparable prior year period are as follows: a $235,000 decrease in net interest income, a $563,000 decrease in the provision for loan losses, a $689,000 increase in non-interest income, a $511,000 decrease in non-interest expense, and a $387,000 increase in income tax expense.

Net interest income for the quarter ended June 30, 2014, decreased $235,000, or 1.3%, due primarily to a decrease in average interest-earning assets of $63.3 million partially offset by a four basis point increase in our net interest margin to 2.98%.   The 2014 second quarter included loan prepayment income of $199,000, as compared to $292,000 for the quarter ended June 30, 2013.  The cost on interest-bearing liabilities decreased 13 basis points to 0.83% for the current quarter, as compared to 0.96% for the prior year period.  Additionally, yields earned on interest-earning assets decreased four basis points to 3.56% for the quarter ended June 30, 2014, as compared to 3.60% for the comparable quarter in 2013.

The provision for loan losses decreased $563,000 to $(146,000) for the quarter ended June 30, 2014, from $417,000 for the quarter ended June 30, 2013.  The decrease in the provision for loan losses resulted primarily from improved results from the Company's PCI portfolio, resulting in the reversal of previously recorded impairment and continued improvements in asset quality indicators.  Originated loans grew approximately $63.3 million for the quarter ended June 30, 2014, compared to $86.9 million for the quarter ended June 30, 2013. Net charge-offs were $158,000 for the quarter ended June 30, 2014, compared to net recoveries of $87,000 for the quarter ended June 30, 2013.

Non-interest income increased $689,000, or 40.6%, to $2.4 million for the quarter ended June 30, 2014, from $1.7 million for the quarter ended June 30, 2013.  This increase was primarily a result of a $257,000 increase in fees and service charges for customer services, an increase of $160,000 in income earned on bank owned life insurance, and no other-than-temporary impairment losses recognized on securities. Securities gains in the second quarter of 2014 included $175,000 related to the Company’s trading portfolio, while the second quarter of 2013 included securities gains of $63,000 related to the Company’s trading portfolio.  The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan.  The participants of this plan, at their election, defer a portion of their compensation.  Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.  Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the plan.

Non-interest expense decreased $511,000, or 3.9%, for the quarter ended June 30, 2014, compared to the quarter ended June 30, 2013.  This is due primarily to a $179,000 decrease in other expenses, a $177,000 decrease in occupancy expense, a $64,000 decrease in compensation and employee benefits which is related to the reduction of staff as a result of the Flatbush Federal Savings & Loan Association merger (the Merger), a decrease in stock compensation expense of $321,000, and the mark-to-market adjustment related to the Company's deferred compensation plan which is described above.

In June 2014, the Company granted to directors and employees a total of 998,200 restricted shares, and 2,496,600 stock options to purchase Company stock. The granting of stock options and restricted awards vest annually over a 5 year period and will increase non-interest expense by $1.1 million a quarter.

The Company recorded income tax expense of $2.9 million for the quarter ended June 30, 2014, compared to $2.5 million for the quarter ended June 30, 2013.  The effective tax rate for the quarter ended June 30, 2014, was 34.9%, as compared to 37.0% for the quarter ended June 30, 2013.

Comparison of Operating Results for the Six Months Ended June 30, 2014, and 2013

Net income was $10.7 million and $9.1 million for the six months ended June 30, 2014, and June 30, 2013, respectively.  Significant variances from the comparable period are as follows: a $115,000 increase in net interest income, a $423,000 decrease in the provision for loan losses, a $395,000 decrease in non-interest income, a $2.8 million decrease in non-interest expense, and a $1.4 million increase in income tax expense.

Net interest income for the six months ended June 30, 2014, increased $115,000 as our net interest margin increased by 11 basis points to 3.04% partially offset by interest-earning assets decreasing by $88.5 million.  The June 30, 2014 period included loan prepayment income of $734,000 compared to $782,000 for the six months ended June 30, 2013.  The six months ended June 30, 2014, also included a recovery of $246,000 of interest income that was previously charged-off related to a loan payoff. The cost on interest-bearing liabilities decreased 14 basis points to 0.84% for the current six months as compared to 0.98% for the prior year period.  Yields earned on interest-earning assets increased one basis point to 3.63% for the six months ended June 30, 2014 from 3.62% at June 30, 2013.

The provision for loan losses decreased $423,000, or 61.0%, to $271,000 for the six months ended June 30, 2014, compared to the six months ended June 30, 2013. This is primarily was a result of the Company's PCI portfolio, resulting in the reversal of previously recorded impairment, continued improvement in asset quality indicators, and to a lesser extent, loan growth of $96.0 million compared to $106.2 million, respectively.

Non-interest income decreased $395,000, or 8.0%, to $4.6 million for the six months ended June 30, 2014, from $5.0 million for the six months ended June 30, 2013.  Significant variances from the prior period were a $1.8 million decrease in gain on securities transactions, net, partially offset by an increase of $575,000 in fees and service charges and an increase of $379,000 in bank owned life insurance income.  Securities gains in 2014, included $244,000 related to the Company’s trading portfolio described above, while the comparable period of 2013 included securities gains of $306,000 related to the Company’s trading portfolio.

Non-interest expense decreased $2.8 million, or 10.2%, for the six months ended June 30, 2014, compared to the six months ended June 30, 2013. This was due primarily to a $1.7 million decrease in compensation and employee benefits related to the benefit recorded on the settlement of a pension plan acquired in the Merger, a decrease in stock compensation expense of $642,000, and the mark-to-market adjustment related to the Company's deferred compensation plan which is described above, a $583,000 decrease in data processing costs due to conversion costs related to the Merger, and a $262,000 decrease in professional fees related primarily to the Merger.

The Company recorded income tax expense of $6.5 million for the six months ended June 30, 2014 compared to $5.1 million for the six months ended June 30, 2013.  The effective tax rate for the six months ended June 30, 2014 was 37.9% as a result of the deferred tax asset write-down of $570,000 related to the New York State tax law change enacted on March 31, 2014, as compared to 36.0% for the six months ended June 30, 2013.  The tax reform lowered future marginal tax rates and changed apportionment factors, resulting in a reduction of the Company's net deferred tax assets.

Comparison of Operating Results for the Three Months Ended June 30, 2014 and March 31, 2014

Net income was $5.4 million for the quarter ended June 30, 2014, and $5.2 million for the quarter ended March 31, 2014.  Significant variances from the prior quarter are as follows: a $595,000 decrease in net interest income, a $563,000 decrease in provision for loan losses, a $215,000 increase in non-interest income, a $635,000 increase in non-interest expense, and a $673,000 decrease in income tax expense.

Net interest income for the quarter ended June 30, 2014, decreased $595,000, or 3.1%, due primarily to a 12 basis point decrease in our net interest margin to 2.98% and a decrease in average interest-earning assets of $5.4 million.  The 2014 second quarter included loan prepayment income of $199,000, as compared to $535,000 for the quarter ended March 31, 2014.  The three months ended March 31, 2014, also included a recovery of $246,000 of interest income that was previously charged-off related to a loan payoff. The cost on interest-bearing liabilities decreased two basis points to 0.83% for the current quarter, as compared to 0.85% for the prior year period.  Additionally, yields earned on interest-earning assets decreased 13 basis points to 3.56% for the quarter ended June 30, 2014, as compared to 3.69% for the quarter ended March 31, 2014.

The provision for loan losses decreased $563,000 to $(146,000) for the quarter ended June 30, 2014, from $417,000 for the quarter ended March 31, 2014.  The decrease in the provision for loan losses resulted primarily from improved results from the Company's PCI portfolio, resulting in the reversal of previously recorded impairment and the continued improvement of asset quality indicators, partially offset by loan growth.

Non-interest income increased $215,000, or 9.9%, to $2.4 million for the quarter ended June 30, 2014, from $2.2 million for the quarter ended March 31, 2014.  This increase was primarily a result of a $195,000 increase in gains on securities transactions, net, and an increase in other non-interest income of $19,000.  Securities gains in the second quarter of 2014 included $175,000 related to the Company’s trading portfolio, while March 31, 2014 included securities gains of $69,000 related to the Company’s trading portfolio.  The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan.  The participants of this plan, at their election, defer a portion of their compensation.  Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.  Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the plan.

Non-interest expense increased $635,000 or 5.3%, for the quarter ended June 30, 2014, compared to the quarter ended March 31, 2014.  This was due primarily to a $1.3 million increase in compensation and employee benefits related to the benefit recorded on the settlement of a pension plan acquired in the Merger during the first quarter of 2014 and the mark-to-market adjustment related to the Company's deferred compensation plan which is described above. The increases were partially offset by a $340,000 decrease in occupancy expense and a $505,000 decrease in other expenses as the Company recorded additional other real estate owned expenses and costs related to the termination of the Flatbush pension plan during the first quarter of 2014.

The Company recorded income tax expense of $2.9 million for the quarter ended June 30, 2014, compared to $3.6 million for the quarter ended March 31, 2014.  The effective tax rate for the quarter ended June 30, 2014, was 34.9%, as compared to 40.7% for the quarter ended March 31, 2014, as a result of the deferred tax asset write-down of $570,000 related to the New York State tax law change enacted on March 31, 2014. The tax reform lowered future marginal tax rates and changed apportionment factors, resulting in a reduction of the Company's net deferred tax assets.

About Northfield Bank

Northfield Bank, founded in 1887, operates 30 full-service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey.  For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)  (unaudited)

	At or For the Three			At or For the Six
	Months Ended			Months Ended
	June 30,		March 31,	June 30,
	2014	2013	2014	2014	2013
Selected Financial Ratios:
Performance Ratios(4):
Return on assets (ratio of net income to average total assets)	0.81%	0.63%	0.78%	0.80%	0.66%
Return on equity (ratio of net income to average equity)	3.16	2.34	2.97	3.06	2.62
Average equity to average total assets	25.60	26.88	26.33	25.97	25.19
Interest rate spread	2.73	2.64	2.84	2.78	2.64
Net interest margin	2.98	2.94	3.10	3.04	2.93
Efficiency ratio(5)	60.73	64.58	56.67	58.68	64.92
Non-interest expense to average total assets	1.89	1.93	1.81	1.85	2.00
Non-interest expense to average total interest-earning assets	2.04	2.07	1.96	2.00	2.15
Average interest-earning assets to average interest-bearing liabilities	142.67	145.10	144.36	143.50	140.53
Asset Quality Ratios:
Non-performing assets to total assets	0.63	0.90	0.67	0.63	0.90
Non-performing loans to total loans(6)	1.04	1.76	1.17	1.04	1.76
Allowance for loan losses to non-performing loans held-for-investment(7)	165.00	123.52	153.49	165.00	123.52
Allowance for loan losses to total loans held-for-investment, net(8)	1.67	2.01	1.75	1.67	2.01
Allowance for loan losses to originated loans held-for-investment, net(9)	1.81	2.29	1.88	1.81	2.29

(1)	Primarily acquired from the Federal Deposit Insurance Corporation.

(2)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in total loans held-for-investment, net and non-performing loans held-for-sale.

(3)
Basic net income per common share is calculated based on 49,956,790 and 54,642,689 average shares outstanding for the three months ended June 30, 2014, and June 30, 2013, respectively.  Diluted earnings per share is calculated based on 50,911,225 and 55,516,436 average shares outstanding for the three months ended June 30, 2014, and June 30, 2013, respectively.  Basic net income per common share is calculated based on 51,759,595 and 54,775,892 average shares outstanding for the six months ended June 30, 2014, and June 30, 2013, respectively.  Diluted earnings per share is calculated based on 52,759,790 and 55,652,017 average shares outstanding for the six months ended June 30, 2014, and June 30, 2013, respectively. Basic net income per common share is calculated based on 53,597,832 average shares outstanding for the three months ended March 31, 2014.  Diluted earnings per share is calculated based on 54,643,787average shares outstanding for the three months ended March 31, 2014.

(4)	Annualized when appropriate.

(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(6)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale.

(7)	Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.

(8)	Includes PCI and acquired loans held-for-investment.

(9)	Excludes PCI and acquired loans held-for-investment, and their related allowance for loan losses.

(10)	Not meaningful.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts) (unaudited)

	June 30, 2014	December 31, 2013
ASSETS:
Cash and due from banks	$11,778	$15,348
Interest-bearing deposits in other financial institutions	24,005	45,891
Total cash and cash equivalents	35,783	61,239
Trading securities	6,340	5,998
Securities available-for-sale, at estimated fair value
(encumbered $308,929 in 2014 and $197,896 in 2013)	857,296	937,085
Securities held-to-maturity, at amortized cost (estimated fair value of $4,101 and $0 in 2014 and 2013)	4,037	—
Loans held-for-sale	471	471
Purchased credit-impaired (PCI) loans held-for-investment	49,547	59,468
Loans acquired	75,727	77,817
Originated loans held-for-investment, net	1,448,217	1,352,191
Loans held-for-investment, net	1,573,491	1,489,476
Allowance for loan losses	(26,267)	(26,037)
Net loans held-for-investment	1,547,224	1,463,439
Accrued interest receivable	8,485	8,137
Bank owned life insurance	127,081	125,113
Federal Home Loan Bank of New York stock, at cost	19,241	17,516
Premises and equipment, net	27,609	29,057
Goodwill	16,159	16,159
Other real estate owned	640	634
Other assets	39,476	37,916
Total assets	$2,689,842	$2,702,764

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$1,480,947	$1,492,689
Securities sold under agreements to repurchase	206,000	181,000
Other borrowings	328,333	289,325
Advance payments by borrowers for taxes and insurance	7,842	6,441
Accrued expenses and other liabilities	17,892	17,201
Total liabilities	2,041,014	1,986,656
Total stockholders’ equity	648,828	716,108
Total liabilities and stockholders’ equity	$2,689,842	$2,702,764

Total shares outstanding	53,039,074	57,926,233
Tangible book value per share	$11.92	$12.07

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)  (unaudited)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2014	2013	2014	2014	2013
Interest income:
Loans	$17,466	$16,707	$17,796	$35,262	$33,194
Mortgage-backed securities	4,343	5,606	4,589	8,932	11,998
Other securities	157	502	157	314	943
Federal Home Loan Bank of New York dividends	172	118	210	382	274
Deposits in other financial institutions	13	21	12	25	61
Total interest income	22,151	22,954	22,764	44,915	46,470
Interest expense:
Deposits	1,254	1,600	1,238	2,492	3,738
Borrowings	2,377	2,599	2,411	4,788	5,212
Total interest expense	3,631	4,199	3,649	7,280	8,950
Net interest income	18,520	18,755	19,115	37,635	37,520
(Recovery) of / provision for loan losses	(146)	417	417	271	694
Net interest income after provision for loan losses	18,666	18,338	18,698	37,364	36,826
Non-interest income:
Fees and service charges for customer services	1,030	773	1,029	2,059	1,484
Income on bank owned life insurance	984	824	984	1,968	1,589
Gain on securities transactions, net	319	385	124	443	2,198
Net impairment losses on securities recognized in earnings	—	(362)	—	—	(434)
Other	54	78	35	89	117
Total non-interest income	2,387	1,698	2,172	4,559	4,954
Non-interest expense:
Compensation and employee benefits	6,538	6,602	5,235	11,773	13,514
Occupancy	2,281	2,458	2,621	4,902	4,860
Furniture and equipment	417	454	419	836	883
Data processing	996	954	971	1,967	2,550
Professional fees	680	722	526	1,206	1,468
FDIC insurance	311	365	309	620	752
Other	1,475	1,654	1,982	3,457	3,548
Total non-interest expense	12,698	13,209	12,063	24,761	27,575
Income before income tax expense	8,355	6,827	8,807	17,162	14,205
Income tax expense	2,915	2,528	3,588	6,503	5,114
Net income	$5,440	$4,299	$5,219	$10,659	$9,091
Net income per common share:
Basic (3)	$0.11	$0.08	$0.10	$0.21	$0.17
Diluted (3)	$0.11	$0.08	$0.10	$0.20	$0.16

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	June 30, 2014			March 31, 2014			June 30, 2013
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans(5)	$1,517,788	$17,466	4.62%	$1,505,166	$17,796	4.79%	$1,280,726	$16,707	5.23%
Mortgage-backed securities	838,444	4,343	2.08	855,559	4,589	2.18	1,044,661	5,606	2.15
Other securities	83,334	157	0.76	82,796	157	0.77	172,640	502	1.17
Federal Home Loan Bank of New York stock	18,177	172	3.80	17,820	210	4.78	12,419	118	3.81
Interest-earning deposits in financial institutions	36,862	13	0.14	38,674	12	0.13	47,431	21	0.18
Total interest-earning assets	2,494,605	22,151	3.56	2,500,015	22,764	3.69	2,557,877	22,954	3.60
Non-interest-earning assets	205,486			204,025			184,769
Total assets	$2,700,091			$2,704,040			$2,742,646

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$949,311	$508	0.21	$946,424	$479	0.21	$983,400	$667	0.27
Certificates of deposit	300,640	746	0.99	305,442	759	1.01	375,972	933	1.00
Total interest-bearing deposits	1,249,951	1,254	0.40	1,251,866	1,238	0.40	1,359,372	1,600	0.47
Borrowed funds	498,611	2,377	1.91	479,914	2,411	2.04	403,492	2,599	2.58
Total interest-bearing liabilities	1,748,562	3,631	0.83	1,731,780	3,649	0.85	1,762,864	4,199	0.96
Non-interest bearing deposit accounts	223,094			223,469			226,540
Accrued expenses and other liabilities	37,104			36,825			15,925
Total liabilities	2,008,760			1,992,074			2,005,329
Stockholders' equity	691,331			711,966			737,317
Total liabilities and stockholders' equity	$2,700,091			$2,704,040			$2,742,646

Net interest income		$18,520			$19,115			$18,755
Net interest rate spread(2)			2.73%			2.84%			2.64%
Net interest-earning assets(3)	$746,043			$768,235			$795,013
Net interest margin(4)			2.98%			3.10%			2.94%
Average interest-earning assets to
interest-bearing liabilities			142.67%			144.36%			145.10%

(1)	Average yields and rates are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	Includes non-accruing loans.

	For the Six Months Ended
	June 30, 2014			June 30, 2013
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans(5)	$1,511,512	$35,262	4.70%	$1,260,048	$33,194	5.31%
Mortgage-backed securities	846,954	8,932	2.13	1,110,464	11,998	2.18
Other securities	83,067	314	0.76	141,623	943	1.34
Federal Home Loan Bank of New York stock	18,000	382	4.28	12,158	274	4.54
Interest-earning deposits in financial institutions	37,763	25	0.13	61,472	61	0.20
Total interest-earning assets	2,497,296	44,915	3.63	2,585,765	46,470	3.62
Non-interest-earning assets	204,760			189,379
Total assets	$2,702,056			$2,775,144

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$947,876	$987	0.21	$1,019,296	$1,554	0.31
Certificates of deposit	303,028	1,505	1.00	416,670	2,184	1.06
Total interest-bearing deposits	1,250,904	2,492	0.40	1,435,966	3,738	0.52
Borrowed funds	489,314	4,788	1.97	404,061	5,212	2.60
Total interest-bearing liabilities	1,740,218	7,280	0.84	1,840,027	8,950	0.98
Non-interest bearing deposit accounts	223,281			215,757
Accrued expenses and other liabilities	36,965			20,211
Total liabilities	2,000,464			2,075,995
Stockholders' equity	701,592			699,149
Total liabilities and stockholders' equity	$2,702,056			$2,775,144

Net interest income		$37,635			$37,520
Net interest rate spread(2)			2.78%			2.64%
Net interest-earning assets(3)	$757,078			$745,738
Net interest margin(4)			3.04%			2.93%
Average interest-earning assets to
interest-bearing liabilities			143.50%			140.53%

(1)	Average yields and rates are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	Includes non-accruing loans.